Exhibit 99.3
E-mail to Clients:
Corrections Agency Leadership/Procurement
(from PHS Leadership)
Subject: Parent companies of CMS and PHS to combine
Dear (CONTACT),
Because you are a valued client, we want you to be aware of an exciting development in the field of correctional healthcare. For more than three decades, our respective companies have been at the forefront of the correctional healthcare field, providing exceptional value to the corrections agencies we serve and quality care to patients. Today we are announcing the next important step in our mutual history. After careful consideration, we have entered into a definitive agreement to combine the parent companies of Correctional Medical Services (CMS) and PHS Correctional Healthcare (PHS). After the transaction closes, the new organization will be focused on our combined companies’ commitment to collaboration and partnerships with our clients. These values have been a part of each company’s culture and will remain our key priority as we move forward together. This merger lays the foundation for years of providing quality service to benefit clients like you. A few examples include:
•	The merger will combine best practices and expertise in the field of correctional healthcare.

•	Our new organization will continue to attract the top talent in the field of correctional healthcare

•	Each company has well-established provider networks.

•	Historically, CMS has had a greater presence in delivering care in statewide, full-risk contracts on behalf of prison systems. PHS has historically had a greater presence in shared risk models where care is delivered in large jail systems.

•	The combined organization will be better positioned to make strategic acquisitions and investments in healthcare technology, innovations, staff and other resources.

•	PHS has a proprietary electronic health records system specifically created for the unique needs of correctional healthcare. CMS has a robust claims processing and utilization management system and an extensive business intelligence/data warehouse. Ultimately, those tools will help all of our clients make the most informed decisions about their healthcare programs.

•	CMS has its own correctional pharmacy that serves as a valuable resource.

•	We expect the merger will increase efficiencies and the ability to manage risk, making the combined organization a more competitive bidder that is better able to meet the criteria in correctional healthcare RFPs.
Under the new company our focus on meeting your needs won’t change, but our ability to meet those needs will grow. We are committed to maintaining the teams working in your facilities and helping with your projects. Our complementary cultures will allow our teams to transition smoothly and bring the best to our clients.
Also, we want you to know that until the combination is finalized, the companies remain completely separate organizations. We have taken steps to ensure there is no communication, collaboration or sharing of any proposal, pricing, market intelligence or any kind of proprietary information.
Attached to this e-mail is a copy of the news release announcing this merger. We know you may have questions and we will do all that we can to answer those questions in the coming months. We have a very detailed plan to provide additional information. We also encourage you to reach out to us by phone or e-mail with any questions you have.
Thank you for the opportunity to serve you. We look forward to answering any questions you may have about this exciting development.
Sincerely,
Rich Hallworth
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.

Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.